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                       [LANDRY'S LETTERHEAD APPEARS HERE]

                                                                    EXHIBIT 99.1

                LANDRY'S RESTAURANTS, INC. ANNOUNCES ACQUISITION
             OF SALTGRASS STEAK HOUSE RESTAURANTS FROM METRONATIONAL Company Acquires Popular Casual Texas Steakhouse Chain

HOUSTON, September 11/PRNewswire-FirstCall/ - Landry's Restaurants, Inc. (NYSE:LNY - News) announced today that it has entered into a definitive agreement to acquire the 27 unit Texas-based Saltgrass Steak House and Seafood restaurants from MetroNational Corporation for $75 million. The acquisition is expected to close within 30 days.

MetroNational, a privately held real estate investment, development and management company headquartered in Houston, Texas, is active in commercial, healthcare, land development, retail, hospitality and residential projects, and is the owner/developer of such premier projects as Memorial City and Memorial City Mall, Memorial-Hermann-Memorial City Hospital, Spring Showdows, Stablegate, Centerfield, Pine Crest Golf and Baseball USA. In 1995, MetroNational became the financial partner of Saltgrass which allowed for its accelerated growth.

According to Tilman J. Fertitta, Landry's Restaurants, Inc. Chairman, President and CEO, "We believe that the Saltgrass Steak House concept has the potential to perhaps be the best strategic acquisition since we purchased the original Joe's Crab Shack restaurant in 1994. That is how confident and excited we are with this transaction. The Saltgrass Steak House restaurants are well known for their fun atmosphere and quality steaks. Since they are based in our home market, we have closely watched their successful expansion in the key Texas markets. The high unit volumes and casual energetic concept works well in proximity to our Joe's Crab Shack restaurants. In fact, four of the Saltgrass locations are closely situated to our Joe's Crab Shacks. The steak concept complements Landry's existing portfolio and offers potential future development of Joe's Crab Shacks and Saltgrass Steak Houses at mutual locations."

Mr. Fertitta further noted that the popularity of steakhouses remains strong. Of the 50 top growth chains, 13 of them, including Saltgrass Steak House, specialize in beef, with check averages ranging from $8.99 to over $70. Saltgrass restaurants' check average is approximately $19.

The Saltgrass Steak House restaurant chain has become well known in Texas for its fun, casual decor, excellent steaks and seafood, and it's friendly, attentive service. Saltgrass Steak House has also garnered the attention of the restaurant industry, rising to inclusion among Restaurant Hospitality's 50 fastest growing full service restaurant chains in America, and inclusion in the top 10 highest average unit sales volumes.

"The quality of the Saltgrass Steak House operations exceeds in every measurable category," said Richard Ervin, Executive Vice President of Operations. "Those managing the Saltgrass business have truly excelled and developed an outstanding reputation for quality and consistency. We look forward to participating in their ongoing success, and together growing and expanding the concept."

Mr. Wayne Hays, Chief Operating Officer for MetroNational expressed his support of the transaction as well. "Saltgrass Steak House is one of the best performing steakhouse concepts in the country," he said. "Under

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MetroNational's ownership, we have grown the Company to 27 successful high volume restaurants throughout Texas. Now it is time to transition ownership from a financial to a strategic owner. Landry's, under the leadership of Tilman Fertitta, is the right company to take the Saltgrass concept forward to become a national chain."

In the purchase, Landry's will acquire all of the outstanding common stock of Saltgrass and certain real estate. Landry's expects the Saltgrass restaurants to add approximately $100 million of annual sales and $13 million in annual cash flow, after corporate general and administrative overhead, but before financing costs and taxes. In addition, Landry's expects the acquisition to be accretive to the Company's 2003 earnings by up to $.08 per share.

The acquisition of Saltgrass Steak House restaurants is Landry's third acquisition this year. In February, Landry's bought the Detroit based 16-unit Charley's Crab seafood chain, and in July, Landry's purchased the 35-unit Chart House seafood chain with their spectacular waterfront locations on the east and west coasts. With the closing of these acquisitions, the Company's revenues for 2003 are expected to be approximately $1.1 billion.

Landry's Restaurants, Inc., is the nation's second largest casual dining, full-service seafood restaurant chain. With the addition of Saltgrass, the Company will own and operate approximately 275 restaurants, including Landry's Seafood House, Joe's Crab Shack, The Crab House, Rainforest Cafe, Charley's Crab, and The Chart House, as well as the Kemah Boardwalk, a magnificent 30-acre, family-oriented themed entertainment dining destination. The Company employs 27,000 workers in 34 states.

This news release may contain forward-looking statements. Actual events or Landry's results may differ materially from their results discussed in the forward-looking statements. Landry's does not expect to update forward-looking statements continually as conditions change.

CONTACT:  Tilman J. Fertitta           or             Paul S. West
          Chairman, President                         Executive Vice President
          and CEO                                     and CFO
          (713) 850-1010                              (713) 850-1010